Exhibit 10(h)

RESTRICTED STOCK AGREEMENT UNDER THE ALFA CORPORATION

2005 AMENDED AND RESTATED STOCK INCENTIVE PLAN

To:
Name of Grantee

On                     , 2005, (Grant Date) The Board of Directors of Alfa Corporation approved the grant to you of Restricted Shares of Alfa Corporation stock under the Alfa Corporation 2005 Amended and Restated Stock Incentive Plan (The “Plan”).

The Restricted Stock granted is subject to all terms and conditions of the Plan (a copy of the plan is on file in the Alfa Human Resources Department and can be reviewed or obtained upon request) and the following additional terms and conditions:

1.	You are granted Restricted Shares of Alfa Corporation Common Stock.

i.	The Restricted Shares granted hereunder may not be sold, transferred, assigned, pledged, exchanged or otherwise encumbered or disposed of by you until they have become vested and non-forfeitable in accordance with section 1. ii.

ii.	Subject to the terms of the Plan, the Restricted Shares shall vest and become non-forfeitable three years from the Grant Date (Vesting Date) provided you continue to be employed by the Company for such three year period (except for retirement at or after normal retirement age or under early retirement conditions as authorized by the Company).

iii.	You shall have all rights of a stockholder with respect to the Restricted Shares, including the right to vote such shares and receive dividends that may be paid thereon. The Company reserves the right to vote your Restricted Shares until the shares become vested and non-forfeitable. Any dividends paid on the Restricted Shares prior to the Vesting Date shall be paid only in shares of the Company’s common stock which shares shall be subject to the same restrictions as the underlying shares granted hereunder and shall also vest on the Vesting Date.

iv.	Any Restricted Shares granted to you shall be held by the Company until those shares have vested and become non-forfeitable. The Company will deliver you a certificate for your Restricted Shares as soon as practicable after the shares have vested and become non-forfeitable and after applicable state and federal withholding taxes have been paid.

2.	You are granted hereunder shares of restricted stock known as “Career Shares”. The Career Shares shall be subject to the following terms and conditions:

i.	The Career Shares granted hereunder may not be sold, transferred, assigned, pledged, exchanged or otherwise encumbered or disposed of by you until they have become vested and non-forfeitable in accordance with section 2.ii., and also not until the terms of section 2.iv. have been met.

ii.	Subject to the terms of the Plan, Career Shares shall vest and become non-forfeitable three years from the Grant Date (Vesting Date) provided you continue to be employed by the Company for such three year period (except for retirement at or after normal retirement age or under early retirement conditions as authorized by the Company).

iii.	You shall have all rights of a stockholder with respect to the Career Shares including the right to vote such shares and receive dividends that may be paid thereon. The Company reserves the right to vote your Career Shares until the shares shall have become vested and non-forfeitable provided the Company shall have the right to continue to vote any shares which it holds on your behalf. Any dividends paid on the Career Shares shall be paid only in shares of the Company’s common stock which shares shall be subject to the same restrictions as the Career Shares on which the dividends are paid and shall also vest on the Vesting Date set forth in 2.ii.

iv.	After the Career Shares vest, they may not be sold or transferred by you until your employment with the Company terminates for any reason.

v.	After vesting, the Career Shares will continue to be held by the Company until your employment terminates at which time a certificate representing the Career Shares will be delivered to you.

vi.	You will be required to pay any federal or state withholding taxes due at the time of vesting.

vii.	After the Career Shares vest, dividends on the Career Shares will continue to be paid only in shares of the Company’s common stock. Dividends on Career Shares shall also be paid in Career Shares subject to the restrictions set forth in this section 2.

3.	You shall not have any claim or right to receive future grants under the Plan. Nothing contained in the Plan or this agreement gives you a continued right to employment by the Company or AMI and does not limit or restrict the right of the Company or AMI to terminate your employment or adjust your compensation at any time for any reason.

4.	If your Restricted Shares or Career Shares do not vest in accordance with Sections 1.ii and 2.ii, you will have no further rights in said shares after the date the shares were scheduled to vest.

5.	Any applicable federal or state withholding taxes required to be withheld and paid by Alfa under federal, state or local laws shall be paid or otherwise provided for by you in the manner prescribed in the Plan. If you desire to pay or provide for all or part of your withholding tax obligation by the surrender or cancellation of shares or the delivery of previously owned shares of stock, you must notify the Senior Vice President of Human Resources in advance for instructions (which election is subject to the approval of the Compensation Committee of the Board of Directors).

6.	This Agreement and the grants evidenced hereby, as well as the Plan, are subject to the reserved rights of administration and interpretation contained in the Plan.

7.	The grant made to you hereunder is subject to approval of the Plan by the stockholders of Alfa Corporation.

In Witness Whereof the undersigned grantee under the Plan and Alfa Corporation have entered into this agreement on the date set forth below.

Date: , 2005
Grantee

Printed or typed name of Grantee

Alfa Corporation

By:
Jerry A. Newby
Chairman and Chief Executive
Officer

ATTEST:

H. Al Scott
Secretary.